Citigroup Global Markets Holdings Inc.	June 29, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022-USNCH12931 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Dual Digital Securities Linked to the S&P 500® Index and the U.S. Dollar/Japanese Yen Exchange Rate Due September 23, 2022

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not guarantee full repayment of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of each of the S&P 500 Index (“SPX”) and the U.S. dollar/Japanese yen exchange rate (“USD/JPY”) (each, an “underlying”) from its initial underlying value to its final underlying value.
▪	The securities offer the opportunity to receive one of two possible fixed (digital) payments at maturity. You will receive the upper digital payout specified below at maturity only if the final underlying value of each underlying is less than its final barrier value. The final barrier value of each underlying is less than its initial underlying value, and so each underlying must have declined from its initial underlying value (to a value below its final barrier value) as of the valuation date in order for you to receive the upper digital payout at maturity. A decline in USD/JPY means that the U.S. dollar has depreciated against the Japanese yen. If the final underlying value of either underlying is greater than or equal to its final barrier value, you will receive the lower digital payout specified below at maturity. The lower digital payout is 76.793% less than the stated principal amount of the securities, and therefore would represent a significant loss on your investment in the securities.
▪	The securities offer the opportunity for a positive return at maturity only if each underlying has declined below its final barrier value as of the valuation date. There is a high likelihood that one or both of the underlyings will not have declined below its final barrier value as of the valuation date, and as a result that you will incur a significant loss on your investment in the securities. The securities are designed for investors who are willing and able to accept a high likelihood of a significant loss at maturity in exchange for the potential offered by the securities to receive the positive return represented by the upper digital payout if each of the underlyings has declined below its final barrier value as of the valuation date.
▪	Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Final barrier value**
	SPX	3,821.15	3,630.09
	USD/JPY	136.86	130.01
* For each underlying, an intraday value on the pricing date. ** For each underlying, approximately 95.00% of its initial underlying value.
Stated principal amount:	$1,000 per security
Pricing date:	June 29, 2022
Issue date:	July 7, 2022
Valuation date:	September 15, 2022, subject to postponement as described under “Additional Terms of the Securities” in this pricing supplement
Maturity date:	September 23, 2022
Payment at maturity:

At maturity, for each $1,000 security you then hold, you will receive an amount in U.S. dollars determined as follows:

▪

If each of the upper digital payout conditions is satisfied: the upper digital payout

▪

If either upper digital payout condition is not satisfied: the lower digital payout

If the final underlying value of either underlying is greater than or equal to its final barrier value, you will lose 76.793% of your investment in the securities at maturity.

Upper digital payout:	$9,279.95 per security
Lower digital payout:	$232.07 per security
Upper digital payout conditions:	(1) The final underlying value of SPX is less than its final barrier value and (2) the final underlying value of USD/JPY is less than its final barrier value
Final underlying value:	For each underlying, its closing value on the valuation date
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17330N724 / US17330N7241
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$--	$1,000.00
Total:	$ 1,595,000.00	$--	$ 1,595,000.00

(1) On the date of this pricing supplement, the estimated value of the securities is $941.34 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021	Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of SPX will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events. The accompanying underlying supplement contains information about SPX that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

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Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final underlying values of each underlying indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final underlying value of each underlying.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or final barrier values of the underlyings. For the actual initial underlying value and final barrier value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and final barrier value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical initial underlying value	Hypothetical final barrier value
SPX	100.00	95.00 (95.00% of its initial underlying value)
USD/JPY	100.00	95.00 (95.00% of its initial underlying value)

Example 1—Upside Scenario. The final underlying value of SPX is 85.00 and the final underlying value of USD/JPY is 90.00. In this example, the final underlying value of SPX is less than its final barrier value, and the final underlying value of USD/JPY is less than its final barrier value, and as a result each of the upper digital payout conditions would be satisfied. In this scenario, you would receive a payment at maturity per security equal to the upper digital payout of $9,279.95.

Example 2—Downside Scenario A. The final underlying value of SPX is 85.00 and the final underlying value of USD/JPY is 130.00. In this example, the final underlying value of SPX is less than its final barrier value, but the final underlying value of USD/JPY is greater than its final barrier value, and as a result one of the upper digital payout conditions would not be satisfied. In this scenario, you would receive a payment at maturity per security equal to the lower digital payout of $232.07, representing a loss of 76.793% on your investment in the securities.

Example 3—Downside Scenario B. The final underlying value of SPX is 99.00 and the final underlying value of USD/JPY is 98.00. In this example, the final underlying value of SPX is greater than its final barrier value, and the final underlying value of USD/JPY is greater than its final barrier value, and as a result neither of the upper digital payout conditions would be satisfied. In this scenario, you would receive a payment at maturity per security equal to the lower digital payout of $232.07, representing a loss of 76.793% on your investment in the securities.

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Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlyings. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	There is a high likelihood that you will incur a significant loss on your investment in the securities. You will receive a positive return on your investment in the securities only if each of the following two conditions is satisfied: (1) the final underlying value of SPX is less than its final barrier value and (2) the final underlying value of USD/JPY is less than its final barrier value. If either of those conditions is not satisfied, you will receive a payment at maturity representing a 76.793% loss on your investment in the securities. These conditions will be satisfied only if each underlying has declined below its final barrier value as of the valuation date. There is a high likelihood that one or both of the underlyings will not have declined below its final barrier value as of the valuation date, and as a result that you will incur a significant loss on your investment in the securities.

▪	The initial underlying values have been determined at the discretion of CGMI, as the calculation agent. The initial underlying values are intraday values of the underlyings on the pricing date, as determined by the calculation agent in its sole discretion, and are not based on the closing values of the underlyings on the pricing date. The initial underlying values may be higher or lower than the actual closing values of the underlyings on the pricing date. Although the calculation agent has determined the initial underlying values in good faith, the discretion exercised by the calculation agent in determining the initial underlying values could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of your securities, including the determination of the initial underlying values.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not receive dividends or have any other rights with respect to SPX. You will not receive any dividends with respect to SPX. In addition, you will not have voting rights or any other rights with respect to SPX or the stocks included in SPX.

▪	Your payment at maturity depends on the closing values of the underlyings on a single day. Because your payment at maturity depends on the closing values of the underlyings solely on the valuation date, you are subject to the risk that the closing values of the underlyings on that day may result in one or both of the upper digital payout conditions not being satisfied, when those conditions would have been satisfied on another day near the valuation date.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing values of the underlyings, the correlation between the closing values of the underlyings, the dividend yield on SPX and interest rates in the United States and Japan. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both

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the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of and correlation between the closing values of the underlyings, the dividend yield on SPX, interest rates in the United States and Japan, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of the investment view represented by the securities. The fact that we are offering the securities does not mean that we believe that investing in the securities is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment in the securities. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing values of the underlyings may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect SPX in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The securities are subject to currency exchange rate risk with respect to the U.S. dollar relative to the Japanese yen. Fluctuations in the exchange rate between the U.S. dollar and the Japanese yen will affect the value of and your return on the securities. The exchange rate between any two currencies is influenced by numerous factors, including the supply of and demand for the currencies, government policy, intervention or actions, political or economic developments and the actions of currency speculators. Of particular

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importance to potential exchange rate risk are: (i) existing and expected rates of inflation in the United States and Japan; (ii) existing and expected interest rate levels in the United States and Japan; (iii) the balance of payments between the United States and Japan; (iv) growth rates in the United States and Japan; and (v) the extent of governmental surpluses or deficits in the United States and Japan. These factors are expected to affect the exchange rate between the U.S. dollar and the Japanese yen.

▪	Distortions or disruptions of market trading in the U.S. dollar or the Japanese yen may adversely affect the value of and return on the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the value of the U.S. dollar relative to the Japanese yen and, therefore, the value of and return on the securities. In addition, if a market disruption event occurs on the valuation date, the valuation date will be subject to postponement, as described under “Additional Terms of the Securities” in this pricing supplement. If a market disruption event occurs on the valuation date and the valuation date is not postponed, the calculation agent will determine USD/JPY on the valuation date in good faith and in a commercially reasonable manner. The calculation agent’s determination of USD/JPY in this circumstance may result in an unfavorable return on the securities.

▪	Currency exchange rate risks can be expected to heighten in periods of financial or political turmoil. In periods of financial or political turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions, and it may move into regions that are perceived to offer greater safety. For example, if the U.S. dollar is perceived to be a safer investment than the Japanese yen following a financial or political event, resulting in a sudden capital inflow to the United States, it could cause the U.S. dollar to strengthen relative to the Japanese yen, which would adversely affect the value of and return on the securities.

▪	Currencies trade around the clock, but the securities will not. The inter-bank market in foreign currencies is a global, around-the-clock market. However, if you seek to sell your securities prior to maturity, you will be able to do so (if at all) only during business hours in the United States. Therefore, significant movements may take place in the value of USD/JPY at times when you will not be able to sell your securities. Additionally, there is no systematic reporting of last-sale information for foreign currencies, which may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪	Currency exchange rates are determined in a manner that is less transparent and more susceptible to distortion and manipulation than the market prices of other assets, such as stocks. Unlike other assets such as stocks, currencies are not traded on regulated exchanges, and there is not a single market-determined rate that is universally accepted as the official exchange rate on a given day. USD/JPY used for purposes of the securities on a given day is determined by a private company, without the transparency and regulatory oversight that applies to the determination of other asset prices, like exchange-traded stock prices.

Furthermore, foreign currency trading is highly concentrated among a small number of market participants. Our affiliates are among the largest participants in foreign currency trading markets. Trading activities by a small number of market participants, including our affiliates, may therefore have a significant effect on exchange rates. The concentration of trading among a small number of market participants, combined with the lack of transparency and regulatory oversight, creates the potential for a small number of market participants to have a distorting effect on exchange rates, including as a result of activities intended to manipulate exchange rates. In fact, regulators in various countries have recently investigated alleged manipulation on the part of a number of significant market participants in connection with the determination of currency exchange rates. If any distortions in exchange rates resulting from these or other factors occurred in the past, the historical USD/JPY included in this pricing supplement could have been affected. If any such distortion occurs on the pricing date or on the valuation date, the initial underlying value or the final underlying value of USD/JPY could be affected in a manner that has an adverse effect on your return on the securities.

In light of recent allegations of manipulation of foreign currency markets, it is possible that regulators will impose new rules on foreign currency trading or that changes will occur in the manner in which USD/JPY is determined. It is impossible to predict whether any such changes will occur or what their effects will be. It is possible, however, that any such changes could reduce liquidity in the foreign exchange markets or otherwise adversely affect the return on the securities.

▪	The historical exchange rate is not an indication of its future performance. The historical performance of the exchange rate between the U.S. dollar and the Japanese yen, which is included in this pricing supplement, should not be taken as an indication of future exchange rates during the term of the securities. It is impossible to predict whether the U.S. dollar will appreciate or depreciate against the Japanese yen.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlyings, CGMI, as calculation agent, will be required to make discretionary judgments. Such judgments could include, among other things:

o	determining whether a market disruption event has occurred;

o	if a market disruption event has occurred on the valuation date, determining whether to postpone the valuation date;

o	if a market disruption event occurs on the valuation date and the valuation date is not postponed, determining USD/JPY; or

o	if a succession event occurs, selecting a successor currency and making related adjustments to the terms of the securities.

Any of these determinations made by the calculation agent may adversely affect any payment owed to you under the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsor of an underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not

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affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

▪	If a succession event occurs, a successor currency may be substituted for the U.S. dollar or the Japanese yen. A succession event will occur if the U.S. dollar or the Japanese yen is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency, or if any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after that event. As more fully described under “Additional Terms of the Securities” in this pricing supplement, if a succession event occurs, the U.S. dollar or the Japanese yen will be replaced with a successor currency. We can give you no assurance as to the performance of any such successor currency or as to the impact on the performance of the securities of the occurrence of a succession event. The occurrence of a succession event may have a significant adverse effect on the performance of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities discussed herein. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Additional Terms of the Securities

General

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

The term “closing value” with respect to USD/JPY means, on any relevant day, an exchange rate of Japanese yen per one U.S. dollar, as determined by the calculation agent, expressed as the Japanese yen (JPY) value of one U.S. dollar (USD), as reported by Thomson Reuters (“Reuters”) on Reuters page “WMRPSPOT12=” (or any substitute page) at approximately 10:00 a.m., New York City time, on that day, except as otherwise specified herein. Notwithstanding the foregoing, if a market disruption event with respect to USD/JPY occurs on any date of determination, the calculation agent, in its sole and absolute discretion, will determine USD/JPY on that date in good faith and in a commercially reasonable manner.

The term “scheduled trading day” with respect to USD/JPY means a day on which The WM Company, through its currency market data services, publishes spot rates for the Japanese yen relative to the U.S. dollar. On dates that The WM Company does not, through its currency market data services, publish spot rates for the Japanese yen relative to the U.S. dollar, such spot rates may be found on its website, www.wmcompany.com. Information contained in The WM Company’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in The WM Company’s website.

Definition of Market Disruption Event with respect to USD/JPY

A “market disruption event” means, with respect to USD/JPY, the occurrence or existence of any of the following:

(a)	a convertibility event;

(b)	a deliverability event;

(c)	a liquidity event;

(d)	a taxation event;

(e)	a discontinuity event; or

(f)	a price source disruption event,

in each case, which the calculation agent determines is material, as determined by the calculation agent in its sole discretion.

A “convertibility event” means an event or circumstance that, in effect, prevents, restricts or delays a market participant’s ability to:

(i)	convert any amount of U.S. dollar into Japanese yen or vice versa through customary legal channels; or

(ii)	convert any amount of U.S. dollar into Japanese yen or vice versa at a rate at least as favorable as the rate for domestic institutions located in the United States or Japan.

A “deliverability event” means an event or circumstance that has the effect of preventing, restricting or delaying a market participant from:

(i)	delivering U.S. dollar or Japanese yen from accounts inside the United States or Japan, as applicable, to accounts outside the United States or Japan, as applicable; or

(ii)	delivering U.S. dollar or Japanese yen between accounts inside the United States or Japan, as applicable, to a party that is a non-resident of the United States or Japan, as applicable.

A “liquidity event” means (i) the imposition by the United States (or any political subdivision or regulatory authority thereof) or Japan (or any political subdivision or regulatory authority thereof) (each, a “relevant country”) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in the relevant country by a non-resident of that relevant country) or the publication of any notice of an intention to do so, that the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in U.S. dollars or Japanese yen.

A “taxation event” means the implementation by the applicable relevant country (or any political subdivision or regulatory authority thereof) of any changes to the laws or regulations relating to foreign investment in the relevant country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in U.S. dollars or Japanese yen.

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Citigroup Global Markets Holdings Inc.

A “discontinuity event” means any action taken by a relevant country that has the effect of materially restricting fluctuations in the value of USD/JPY or materially altering any prior actions or practice designed to restrict fluctuations in the value of USD/JPY, as determined by the calculation agent in good faith and in a commercially reasonable manner.

A “price source disruption event” means the non-publication or unavailability of USD/JPY on the applicable Reuters page (or any substitute page) at the applicable time as specified in USD/JPY’s “closing value” definition for the determination of USD/JPY.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event has occurred; (ii) if a market disruption event has occurred on the scheduled valuation date, determining whether to postpone that valuation date; and (iii) if a market disruption event occurs on the valuation date and the valuation date is not postponed, determining USD/JPY on that day. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the securities.

Succession Events with respect to USD/JPY

A “succession event” means the occurrence of either of the following events:

(a)	the U.S. dollar or the Japanese yen is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or

(b)	any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after that event.

We refer to the applicable currency with respect to which a succession event has occurred as the “former currency.”

On and after the effective date of a succession event, the former currency will be deemed to be replaced with:

(i)	in the case of clause (a) above, the currency that lawfully replaces the former currency, into which the former currency is converted or redenominated, or for which the former currency is exchanged, as applicable, or

(ii)	in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from the division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the former currency, taking into account the latest available quotation for USD/JPY and any other information that it deems relevant.

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “successor currency.”

Upon the occurrence of a succession event, the initial underlying value of USD/JPY will be adjusted so that the new initial underlying value of USD/JPY will equal the product of:

•	the original initial underlying value of USD/JPY; and

•	a ratio of the successor currency to the former currency, which ratio will be calculated on the basis of the exchange rate set forth by the relevant country or economic region of the former currency for converting the former currency into the successor currency on the effective date of the succession event, as determined by the calculation agent.

In the event that the exchange rate is not publicly announced by the relevant country or economic region, the initial underlying value of USD/JPY will be adjusted by the calculation agent in good faith and in a commercially reasonable manner.

Upon the occurrence of a succession event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Reuters or Bloomberg page for purposes of determining the final exchange rate. To the extent the market convention for quoting the exchange rate for the applicable currency pair is different from the market convention for USD/JPY, the calculation agent will apply all calculations in a manner consistent with the original market convention in accounting for any adjustments resulting from a succession event.

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on June 29, 2022 was 3,818.83.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 3, 2012 to June 29, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 3, 2012 to June 29, 2022

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Citigroup Global Markets Holdings Inc.

Historical Information on USD/JPY

The closing value of USD/JPY on June 29, 2022 was 136.59.

The graph below shows the closing value of USD/JPY for each day such value was available from January 3, 2012 to June 29, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. The closing values for USD/JPY published by Bloomberg L.P. may differ from the values determined pursuant to USD/JPY’s definition of “closing value” set forth under “Additional Terms of the Securities” in this pricing supplement. You should not take historical closing values as an indication of future performance.

Historical USD/JPY January 3, 2012 to June 29, 2022

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. See the discussion below under “Character of Gain or Loss” for a discussion regarding the nature of this gain or loss.

Character of Gain or Loss. Because the securities are linked to a foreign currency rate, it is possible that a security may be treated as a “foreign currency transaction” under Section 988 of the Code. In that case, gain or loss you recognize in respect of your securities would be treated as ordinary income or loss unless, before the close of the day on which you acquire the securities, you make a valid election pursuant to the applicable Treasury regulations under Section 988 to treat such gain or loss as capital gain or loss (a “capital gain election”). It is unclear whether such an election is available for the securities. Our counsel believes that it is more likely than not that a security will not be treated as a foreign currency transaction; assuming this conclusion is correct, gain or loss recognized in respect of a security would be short-term capital gain or loss. You should consult your tax adviser regarding the risk that a security is treated as a foreign currency transaction and whether you should make a capital gain election.

Please see the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders--Securities Treated as Prepaid Forward Contracts” in the accompanying product supplement for further discussion about the U.S. federal income tax consequences of the ownership and disposition of the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “open transactions” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately two weeks following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the two-week temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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Citigroup Global Markets Holdings Inc.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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